U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Anasazi Partners, Limited Partnership
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   (Last)                            (First)              (Middle)

303 Congress Street, Suite 301
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                                    (Street)

Boston, Massachusetts 02210
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   (City)                            (State)                (Zip)

May 20, 2002
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2.   Date of Event Requiring Statement (Month/Day/Year)


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

TransWorld Corporation (Formerly Trans World Gaming Corp.) (TWCP)
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4.   Issuer Name and Ticker or Trading Symbol


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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock                             9,696,389                   D
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Common Stock                             269,000                     D

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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Common Stock Warrant     Immed.     6/30/02         Common Stock           416,667       $0.01               D
(right to buy)
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Common Stock Warrant     Immed.     6/30/02         Common Stock           666,667       $0.01               D
(right to buy)

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Explanation of Responses:




/s/ Christopher P. Baker                                        8/19/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                             JOINT FILER INFORMATION


Name:                               Anasazi Partners, Limited Partnership
Address:                            120 Boylston Street
                                    Boston, MA  02116
Designated Filer:                   Christopher Baker
Issuer & Ticker Symbol:             Trans World Corporation (TWCP)
Statement for Month/Year:           8/02
Signature:                          ANASAZI PARTNERS, LIMITED PARTNERSHIP

                                    By:  CP BAKER LLC, its general partner

                                    By:  /s/ Christopher P. Baker
                                         ---------------------------------------
                                         Name:  Christopher P. Baker
                                         Title: President


Name:                               CP Baker LLC
Address:                            120 Boylston Street
                                    Boston, MA  02116
Designated Filer:                   Christopher Baker
Issuer & Ticker Symbol:             Trans World Corporation (TWCP)
Statement for Month/Year:           8/02
Signature:                          CP BAKER LLC


                                    By:  /s/ Christopher P. Baker
                                         ---------------------------------------
                                         Name:  Christopher P. Baker
                                         Title: President